EXHIBIT 23.2

Consent of ERNST & YOUNG LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Genome Therapeutics Corp. and to the incorporation by reference therein of our report dated April 28, 2003 except for Note 12 as to which the date is November 17, 2003, with respect to the financial statements of GeneSoft Pharmaceuticals, Inc. included in the Genome Therapuetics Corp. Current Report (Form 8-K) filed with the Securities and Exchange Commission on December 17, 2003.

/s/    ERNST & YOUNG LLP

Palo Alto, California

January 27, 2004